SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC
                                      20549


                    ________________________________________

                                    FORM 8-K
                    ________________________________________

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: July 1, 1996
                        (Date of earliest event reported)


                         INSIGNIA FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


              DELAWARE                 0-19066               13-3591193
   (State or other jurisdiction of   (Commission          (I.R.S. Employer
   incorporation or organization)   File Number)           Identification
                                                               Number)


                          One Insignia Financial Plaza
                              Post Office Box 1089
                        Greenville, South Carolina 29602
                     (Address of Principal Executive Office)


       Registrant's telephone number, including area code: (803) 239-1000


                     ______________________________________




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Item 5.  Other Events


     On July 1, 1996, Insignia Financial Group, Inc. ("Insignia" or the "Company"), pursuant to a Stock and Note Purchase Agreement ("Agreement") dated as of May 31, 1996 among Paragon Group, L.P., Texas Paragon Management Partners, L.P., Paragon Group Property Services, Inc. and Insignia Commercial Group, Inc. acquired Paragon Group, Inc.'s commercial property services operations ("Paragon Commercial"). The purchase price was $18.1 million in cash plus an "Earn-Out Amount" of up to an additional $4 million in the event that certain future revenue targets are met plus warrants to purchase 50,000 shares of Insignia's Class A Common Stock at a price of $28.96.

     The acquisition of Paragon Commercial adds 200 assets with a total of approximately 24 million square feet of office, retail and industrial space to Insignia's existing commercial services portfolio. The Company anticipates that Paragon Commercial will add revenues of approximately $18 million to Insignia's commercial operations, which would then total approximately 85 million square feet.

Item 7.  Financial Statement and Exhibits

      (c)   Exhibits

      Exhibit No.                               Exhibit

      4.1 Warrant Agreement dated as of June 30, 1996 by and between Paragon Group, L.P. and Insignia Financial Group, Inc.

      4.2 Warrant No. 38 to Purchase up to 50,000 Shares of Class A Common Stock of Insignia Financial Group, Inc.

      4.3                           Registration Rights Agreement

      10.1 Agreement dated as of May 31, 1996 among Paragon Group, L.P., Texas Paragon Management Partners, L.P., Paragon Group Property Services, Inc. (collectively, the "Sellers") and Insignia Commercial Group, Inc. (the "Buyer")

      10.2 Addendum to Stock and Note Purchase Agreement and Escrow Agreement dated as of June 26, 1996

      99.1                          Press Release issued June 3, 1996

      99.2                          Press Release dated July 3, 1996

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              INSIGNIA FINANCIAL GROUP, INC.



                              By:     /s/ John K. Lines
                                     -----------------
                                      John K. Lines
                                      General Counsel

Date:  July 12, 1996